Exhibit 99.1

Turnstone Biologics Corp. Reports First Quarter 2024 Financial Results and Provides Recent Business Highlights

SAN DIEGO, May 13, 2024 – Turnstone Biologics Corp. (“Turnstone” or the “Company”) (Nasdaq: TSBX), a clinical-stage biotechnology company developing a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (Selected TIL) therapy, today reported financial results for the first quarter ended March 31, 2024, and provided recent business highlights.

“We are excited about the therapeutic potential of our pipeline of next-generation Selected TIL therapies,” said Sammy Farah, M.B.A., Ph.D., Turnstone’s President and Chief Executive Officer. “The next frontier for TIL therapy is to extend its therapeutic activity in additional solid tumor indications beyond melanoma. Our differentiated approach includes a proprietary ‘cell selection’ step which is designed to generate a TIL product that is dominated by tumor-reactive T cells. We believe this process is crucial to develop potent TIL-based therapies such as Turnstone’s Selected TILs to address harder-to-treat, lower mutational burden cancers, such as colorectal cancer and other immunologically cold tumors. This year, we look forward to generating clinical data to highlight the differentiation of our platform and support further advancement of our lead asset, TIDAL-01, which is currently being evaluated in several Phase 1 studies in multiple solid tumor indications. We remain on track and plan to provide a TIDAL-01 clinical update mid-year in connection with our next quarterly financial results”

First Quarter 2024 and Recent Business Highlights

Continued TIDAL-01 Development in Multiple Phase 1 Clinical Trials. The Company is continuing the development of TIDAL-01, Turnstone’s lead Selected TIL therapy. TIDAL-01 is designed to potentially expand the applicability of TIL therapy into solid tumor types where first-generation TILs have not been effective by employing an unbiased identification and functional screening process to isolate and selectively expand the greatest breadth of tumor-reactive TILs from the patient’s tumor. TIDAL-01 is currently being evaluated in colorectal cancer, head and neck squamous cell carcinoma, uveal melanoma, breast cancer, and cutaneous melanoma across Turnstone’s multi-site STARLING trial and investigator-sponsored trials in collaboration with H. Lee Moffitt Cancer Center. Furthermore, Turnstone recently secured additional dedicated cleanroom capacity at Moffit’s on-site cGMP facility for manufacturing of TIDAL-01 for the STARLING trial with IND clearance from the FDA. Turnstone expects to provide an initial/preliminary clinical update from the Phase 1 studies around mid-year.

Executed a $20M Non-Dilutive Revolving Credit Facility. In April, Turnstone secured a revolving credit facility from Banc of California that allows Turnstone to draw on an aggregate amount up to $20 million. The proceeds from the facility, if drawn, will be utilized to support ongoing development of the Company’s pipeline and clinical trials.

Strengthened Company’s Board of Directors. In April, Turnstone announced the appointment of William Waddill to its Board of Directors. Mr. Waddill brings more than three decades of financial and operational expertise in the biotechnology space, and proven leadership in industry organizations. The Company also announced that Patrick Machado has stepped down as a member of its Board of Directors.

First Quarter 2024 Financial Results

Cash, Cash Equivalents and Short-Term Investments: As of March 31, 2024, cash, cash equivalents and short-term investments were $77.8 million. The Company expects that the combined cash, cash equivalents and short-term investments will be sufficient to fund its operations into the third quarter of 2025.

Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2024, were $15.8 million, compared to $15.7 million for the same period in 2023. The increase was due primarily to an increase of $2.4 million in manufacturing expenses and $0.2 million in personnel related costs as we ramp up TIDAL-01 clinical trials offset by a decrease of $0.9 million in clinical and regulatory costs and $1.6 million in pre-clinical research and development costs due to the termination of the Takeda Agreement and winding down activities related to the RIVAL-01 platform during the three months ended March 31, 2023.

General and Administrative (G&A) Expenses: G&A expenses for the three months ended March 31, 2024, were $4.9 million, compared to $4.0 million for the same period in 2023. The increase was due primarily to an increase in professional service costs of $1.1 million related to the increased costs of operating as a public company offset by a decrease in personnel costs of $0.2 million.

Net Loss: Net loss for the three months ended March 31, 2024, was $19.6 million, compared to net income of $0.1 million for the same period in 2023. The decrease was primarily due to the recognition of deferred revenue from the termination of the Takeda Agreement recorded in Collaboration Revenue for the three months ended 2023 compared to no Collaboration Revenue recognized for the same period in 2024.

About Turnstone

Turnstone Biologics is a clinical-stage biotechnology company developing a differentiated approach to treat and cure patients with solid tumors by pioneering selected tumor-infiltrating lymphocyte (Selected TIL) therapy. Turnstone’s next-generation TIL therapy is based upon the identification, selection and expansion of the most potent tumor-reactive T cells, known as Selected TILs, and is designed to overcome the limitations of first-generation bulk TIL that have demonstrated objective responses only in limited tumor types. Turnstone’s most advanced program, TIDAL-01, is currently being evaluated in multiple Phase 1 studies in patients with colorectal cancer, breast cancer, head and neck cancer, uveal melanoma, and cutaneous melanoma. The Company is also actively advancing its preclinical pipeline programs including TIDAL-02, its next Selected TIL program, and its TIDAL-01 and viral immunotherapy combination program. For additional information about Turnstone, please visit www.turnstonebio.com, and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential for TIDAL-01 and other pipeline programs to achieve objective responses in solid tumors; the potential for Turnstone’s Selected TILs to efficiently select and expand tumor-reactive TIL to and to effectively apply current TIL therapies across a wider range of solid tumors; the potential of TIDAL-01 as a treatment option for patients with colorectal and gastric cancer; Turnstone’s projected cash runway into the second quarter of 2025; and Turnstone’s strategies and objectives. All statements, other than statements of historical fact, contained in this press release, including statements regarding future events, future financial performance, business strategy and plans, and objectives for future operations, are forward-looking statements and can be identifies by terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would,” or the negative of these terms or other comparable terminology. These statements are based on the current plans, objectives, estimates, expectations and intentions, beliefs and assumptions of our management team, and on information currently available to such management team and are not guarantees of future performance and inherently involve numerous risks and uncertainties, many of which are beyond Turnstone’s control. We undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: macroeconomic conditions and the effects of global health concerns, such as global pandemics; Turnstone’s ability to initiate and execute clinical trials on the anticipated timelines, if at all; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary or expected results; the significant uncertainty associated with Turnstone’s product candidates ever receiving any regulatory approvals; Turnstone’s ability to obtain, maintain or protect intellectual property rights related to its product candidates; the sufficiency of Turnstone’s capital resources and need for additional capital to achieve its goals; and other risks, including those described under the heading “Risk Factors” in Turnstone’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 13, 2023 and other documents Turnstone has filed, or will file, with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2023. This press release discusses product candidates that are under clinical study and which have not yet been approved for marketing by the U.S. Food and Drug Administration. No representation is made as to the safety or effectiveness of these product candidates for the uses for which they are being studied.

Contact:

Ahmed Aneizi

Investor Relations

Turnstone Biologics

(347) 897-5988

ahmed.aneizi@turnstonebio.com

Turnstone Biologics, Corp.

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)(unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Collaboration revenue	$—	$19,306
Operating expenses:
Research and development	15,790	15,668
General and administrative	4,901	4,032
Total operating expenses	20,691	19,700
Loss from operations	(20,691)	(394)
Other income, net	1,078	380
Net loss before income taxes	(19,613)	(14)
Benefit (provision) for income taxes	(16)	82
Net income (loss)	$(19,629)	$68
Other comprehensive income (loss)	(117)	121
Total comprehensive income (loss)	$(19,746)	$189
Net income (loss) attributable to common stockholders, basic and diluted	(19,629)	-
Weighted-average shares of common stock outstanding, basic and diluted	23,011,795	2,786,017
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.85)	$-

Turnstone Biologics, Corp.

Condensed Consolidated Balance Sheet

(amount in thousands)

	March 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents and short term investments	$77,847	$94,777
Total assets	94,390	112,815
Total liabilities	14,379	14,148
Total stockholders' deficit	80,011	98,667